UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Facebook, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1601 Willow Road

Menlo Park, California 94025

April 26, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (Annual Meeting) of Facebook, Inc. to be held at The Westin San Francisco Airport located at 1 Old Bayshore Highway, Millbrae, California, 94030, on June 11, 2013, at 11:00 a.m. Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

You may cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

 Mark Zuckerberg

Chairman and Chief Executive Officer

Menlo Park, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2013: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://materials.proxyvote.com/30303M

Facebook, Inc.

1601 Willow Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2013

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Facebook, Inc. will be held at The Westin San Francisco Airport located at 1 Old Bayshore Highway, Millbrae, California, 94030, on June 11, 2013, at 11:00 a.m. Pacific Time, for the following purposes:

1. To elect eight directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Marc L. Andreessen

Erskine B. Bowles

Susan D. Desmond-Hellmann

Donald E. Graham

Reed Hastings

Sheryl K. Sandberg

Peter A. Thiel

Mark Zuckerberg

2. To hold a non-binding advisory vote on the compensation program for our named executive officers as disclosed in this proxy statement.

3. To hold a non-binding advisory vote on whether a non-binding advisory vote on the compensation program for our named executive officers should be held every one, two or three years.

4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 16, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Mark Zuckerberg

Chairman and Chief Executive Officer

Menlo Park, California

April 26, 2013

Whether or not you expect to attend the Annual Meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

Facebook, Inc.

1601 Willow Road

Menlo Park, California 94025

PROXY STATEMENT

April 26, 2013

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. What are proxy materials?

The accompanying proxy is delivered and solicited on behalf of the board of directors of Facebook, Inc., a Delaware corporation, in connection with the 2013 Annual Meeting of Stockholders (Annual Meeting) to be held at The Westin San Francisco Airport, located at 1 Old Bayshore Highway, Millbrae, California, 94030, on June 11, 2013, at 11:00 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (Notice) and proxy statement and form of proxy are being distributed and made available on the Internet on or about May 2, 2013. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (SEC) rules, and is designed to assist you in voting your shares. The proxy materials include our proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K, for the year ended December 31, 2012 (Annual Report), and the proxy card or a voting instruction card for the Annual Meeting.

2. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of April 16, 2013, which is the record date.

3. How can I access the proxy materials over the Internet?

The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and Annual Report are available at http://materials.proxyvote.com/30303M.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

4. I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and proxy statements by contacting your broker.

5. What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal One: the election of eight directors;

•	Proposal Two: a non-binding advisory vote on the compensation program of our named executive officers as disclosed in this proxy statement;

•	Proposal Three: a non-binding advisory vote on the frequency with which we will conduct a non-binding advisory vote on the compensation program for our named executive officers; and

•	Proposal Four: the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

6. How does the board of directors recommend I vote on these proposals?

•	“FOR” the election of each nominee;

•	“FOR” the approval of the compensation program of our named executive officers;

•	“FOR” a frequency of EVERY THREE YEARS regarding how frequently we should seek an advisory vote on the compensation program for our named executive officers; and

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

7. Who is entitled to vote at the Annual Meeting?

Only holders of record of our Class A common stock and Class B common stock at the close of business on April 16, 2013, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 16, 2013, we had 1,747,430,590 shares of Class A common stock outstanding and 668,367,113 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above record date. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

8. What votes are required to approve each of the proposals?

For Proposal One, directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the eight nominees receiving the highest number of affirmative votes will be elected.

Proposal Two, the non-binding advisory vote on the compensation program for our named executive officers, as disclosed in the proxy statement, will be determined by the affirmative vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting. As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal Three, the non-binding advisory vote on the frequency with which we will conduct a non-binding advisory vote on the compensation program for our named executive officers, will be determined by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote, which means that the option receiving the highest number of votes will be determined to be the preferred frequency. As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee will consider the choice that receives the most votes in making future decisions regarding the frequency of future votes on compensation program for our named executive officers.

Proposal Four, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, will be determined by the affirmative vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting.

9. How are broker non-votes and abstentions counted?

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only Proposal Four (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the non-binding advisory vote on the compensation program of our named executive officers, and the non-binding advisory vote on the frequency with which we will conduct a non-binding advisory vote on the compensation program for our named executive officers.

Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters.

10. Can I vote in person at the Annual Meeting?

For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with Computershare, you may vote your shares in person at the Annual Meeting.

11. What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:00 a.m. Pacific time and the Annual Meeting will begin at 11:00 a.m. Pacific time. Each stockholder should be prepared to present:

1.	Valid government photo identification, such as a driver’s license or passport; and

2.	Beneficial stockholders holding their shares through a broker, bank, trustee or other nominee will need to bring proof of beneficial ownership as of April 16, 2013, the record date, such as their most recent account statement reflecting their stock ownership prior to April 16, 2013, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking is limited. Please consider using public transportation. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

12. Can I vote by telephone or Internet?

For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with Computershare will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

The Notice provides information on how to access the proxy, which contains instructions on how to vote via the Internet or by telephone.

13. How will my proxy be voted?

The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of directors, as a vote “for” election of all nominees presented by the board of directors, or in the case of the frequency of executive compensation votes, as a vote “for” three years. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

14. How do I change or revoke my proxy?

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

15. Who will tabulate the votes?

We have designated a representative of the Veaco Group as the Inspector of Elections who will tabulate the votes.

16. How can I make proposals or make a nomination for director for next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2014, the proposal or nomination must be received by us at our principal executive offices no later than December 27, 2013. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2014 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between February 11, 2014 and March 13, 2014 and comply with the other provisions of our amended and restated bylaws.

17. Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other record holders of our Class A common stock and Class B common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Class A common stock and Class B common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

* * *

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

The following table provides information regarding our executive officers and directors as of March 31, 2013:

Name	Age	Position(s)
Mark Zuckerberg	28	Chairman and Chief Executive Officer
Sheryl K. Sandberg	43	Chief Operating Officer and Director
David A. Ebersman	43	Chief Financial Officer
David B. Fischer	40	Vice President, Business and Marketing Partnerships
Mike Schroepfer	38	Chief Technology Officer and Vice President of Engineering
Theodore W. Ullyot	45	Vice President, General Counsel, and Secretary
Marc L. Andreessen(1)(3)	41	Director
Erskine B. Bowles(1)	67	Director
James W. Breyer(2)	51	Director
Susan D. Desmond-Hellmann	55	Director
Donald E. Graham*(2)(3)	67	Director
Reed Hastings(3)	52	Director
Peter A. Thiel(1)	45	Director

*	Lead Independent Director.
(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the governance committee.

Mark Zuckerberg is our founder and has served as our Chief Executive Officer (CEO) and as a member of our board of directors since July 2004. Mr. Zuckerberg has served as Chairman of our board of directors since January 2012. Mr. Zuckerberg attended Harvard University where he studied computer science. We believe that Mr. Zuckerberg should serve as a member of our board of directors due to the perspective and experience he brings as our founder, Chairman, and CEO, and as our largest and controlling stockholder.

Sheryl K. Sandberg has served as our Chief Operating Officer (COO) since March 2008 and as a member of our board of directors since June 2012. From November 2001 to March 2008, Ms. Sandberg served in various positions at Google, Inc., most recently as Vice President, Global Online Sales & Operations. Ms. Sandberg also is a former Chief of Staff of the U.S. Treasury Department and previously served as a consultant with McKinsey & Company, a management consulting company, and as an economist with The World Bank. In addition to serving as our COO, Ms. Sandberg has been a member of the board of directors of the Walt Disney Company since December 2009. Ms. Sandberg previously served as a member of the board of directors of Starbucks Corporation from March 2009 to March 2012. Ms. Sandberg holds an A.B. in economics from Harvard University and an M.B.A. from Harvard Business School. We believe that Ms. Sandberg should serve as a member of our board of directors due to the perspective and experience she brings as our COO.

David A. Ebersman has served as our Chief Financial Officer (CFO) since September 2009. Prior to joining us, Mr. Ebersman served in various positions at Genentech, Inc., a biotechnology company, including as its Chief Financial Officer from March 2005 and as an Executive Vice President from January 2006 until April 2009, following Genentech’s acquisition by F. Hoffmann-La Roche Ltd. in March 2009. Prior to joining Genentech, Mr. Ebersman was a research analyst at Oppenheimer & Company, Inc., an investment company. In addition to serving as our CFO, Mr. Ebersman has been a member of the board of directors of Ironwood Pharmaceuticals, Inc. since July 2009. Mr. Ebersman holds an A.B. in economics and international relations from Brown University.

David B. Fischer has served in various positions with us since April 2010, most recently as our Vice President, Business and Marketing Partnerships. From July 2002 to March 2010, Mr. Fischer served in various positions at Google, including most recently as its Vice President, Global Online Sales & Operations. Prior to joining Google, Mr. Fischer served as Deputy Chief of Staff of the U.S. Treasury Department and was an associate editor at the U.S. News World Report, L.P., a news magazine company. Mr. Fischer holds a B.A. in government from Cornell University and an M.B.A. from the Stanford University Graduate School of Business.

Mike Schroepfer has served as our Chief Technology Officer (CTO) since March 2013 and as our Vice President of Engineering since September 2008. From December 2005 to August 2008, Mr. Schroepfer served as Vice President of Engineering at Mozilla Corporation, an Internet company. Prior to Mozilla, Mr. Schroepfer served in various positions at Sun Microsystems, Inc., an information technology company, including as Chief Technology Officer of its data center automation division. He also co-founded CenterRun, Inc., a developer of application provisioning software, which was acquired by Sun Microsystems. In addition to serving as our CTO and Vice President of Engineering, Mr. Schroepfer previously served as a member of the board of directors of Ancestry.com Inc. from January 2011 to December 2012. Mr. Schroepfer holds a B.S. and an M.S. in computer science from Stanford University.

Theodore W. Ullyot has served as our Vice President, General Counsel, and Secretary since October 2008. From May 2008 to October 2008, Mr. Ullyot was a partner at Kirkland & Ellis LLP, a law firm. From October 2005 to April 2008, Mr. Ullyot served as Executive Vice President and General Counsel of ESL Investments, Inc., a private investment firm. Prior to joining ESL Investments, Mr. Ullyot served in the federal executive branch under President George W. Bush, including as Chief of Staff at the U.S. Justice Department and as a Deputy Assistant to the President. Earlier in his career, Mr. Ullyot was an associate general counsel at AOL Time Warner, Inc. and served as a law clerk for U.S. Supreme Court Justice Antonin Scalia and for Judge Michael Luttig of the U.S. Court of Appeals for the Fourth Circuit. Mr. Ullyot holds an A.B. in History from Harvard University and a J.D. from the University of Chicago.

Marc L. Andreessen has served as a member of our board of directors since June 2008. Mr. Andreessen is a co-founder and has been a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. Previously, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.), a software company. He also served as Chief Technology Officer of America Online, Inc., an Internet services company. Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. In addition to serving on our board of directors, Mr. Andreessen currently serves as a member of the boards of directors of eBay Inc., the Hewlett-Packard Company and several private companies. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champaign. We believe that Mr. Andreessen should serve as a member of our board of directors due to his extensive experience as an Internet entrepreneur, venture capitalist, and technologist.

Erskine B. Bowles has served as a member of our board of directors since September 2011. Mr. Bowles is President Emeritus of the University of North Carolina and served as President from January 2006 through December 2010. Mr. Bowles has also been a Senior Advisor of BDT Capital Partners, LLC, a private investment firm, since January 2012. From February 2010 until December 2010, he served as Co-Chair of the National Commission on Fiscal Responsibility and Reform. Mr. Bowles has been a Senior Advisor since 2001 and was Managing Director from 1999 to 2001 of Carousel Capital LLC, a private investment firm. He was also a partner of Forstmann Little & Co., an investment firm, from 1999 to 2001. Mr. Bowles began his career in corporate finance at Morgan Stanley & Co. LLC and subsequently helped found and ultimately served as Chairman and Chief Executive Officer of Bowles Hollowell Connor & Co., an investment banking firm. He also was a founder of Kitty Hawk Capital, a venture capital firm. Mr. Bowles served as White House Chief of Staff from 1996 to 1998 and Deputy White House Chief of Staff from 1994 to 1995. In addition to serving on our board of directors, Mr. Bowles currently serves as a member of the boards of directors of Morgan Stanley, Belk, Inc., and Norfolk Southern Corporation. Mr. Bowles also served as a member of the board of directors of General Motors Company from June 2005 to April 2009 and Cousins Properties Incorporated from August 2003 to May 2012. Mr. Bowles holds a B.S. in business from the University of North Carolina at Chapel Hill and an M.B.A. from

Columbia University Graduate School of Business. We believe that Mr. Bowles should serve as a member of our board of directors due to his extensive experience in the financial services industry and academia as well as his distinguished public service.

James W. Breyer has served as a member of our board of directors since April 2005. Mr. Breyer has been a Partner of Accel Partners, a venture capital firm, since 1987. Mr. Breyer is also the founder and has been the Chief Executive Officer of Breyer Capital, an investment firm, since July 2006. Mr. Breyer is also a co-founder and has been co-lead on the strategic investment committee since inception of the IDG-Accel China Funds. In addition to serving on our board of directors, Mr. Breyer currently serves as a member of the boards of directors of Brightcove Inc., Dell, Inc., Model N, Inc., News Corporation, and Wal-Mart Stores, Inc., where he is the lead/presiding independent director. Mr. Breyer previously served as a member of the board of directors of Prosper Marketplace, Inc. from April 2005 to June 2012, Marvel Entertainment Inc. from June 2006 to December 2009 and RealNetworks, Inc. from October 1995 to June 2008. Mr. Breyer holds a B.S. in interdisciplinary studies from Stanford University and an M.B.A. from Harvard University. We believe that Mr. Breyer should serve as a member of our board of directors due to his extensive experience with social media and technology companies, as a venture capitalist, and as one of our early investors. On April 23, 2013, Mr. Breyer notified us of his decision not to stand for reelection to our board of directors at the 2013 Annual Meeting of Stockholders (Annual Meeting).

Susan D. Desmond-Hellmann has served as a member of our board of directors since March 2013. Dr. Desmond-Hellmann is Chancellor and Arthur and Toni Rembe Rock Distinguished Professor, University of California, San Francisco (UCSF), where she has served since August 2009. From 2004 through 2009, Dr. Desmond-Hellmann served as President of Product Development at Genentech, where she was responsible for pre-clinical and clinical development, business development, and product portfolio management. She joined Genentech in 1995. Prior to joining Genentech, Dr. Desmond-Hellmann was associate director of clinical cancer research at Bristol-Myers Squibb Pharmaceutical Research Institute. In addition to serving on our board of directors, Dr. Desmond-Hellmann currently serves as a member of the board of directors of The Procter & Gamble Company. Dr. Desmond-Hellmann holds a B.S. in Pre-Med, an M.D. from the University of Nevada, Reno, and an M.P.H. from the University of California, Berkeley. We believe Dr. Desmond-Hellmann should serve as a member of our board of directors due to her extensive leadership and technology experience.

Donald E. Graham has served as a member of our board of directors since March 2009. Mr. Graham has served as the Chief Executive Officer of The Washington Post Company, an education and media company, since 1991 and as Chairman of its board of directors since 1993. Mr. Graham holds an A.B. in English history and literature from Harvard University. We believe that Mr. Graham should serve as a member of our board of directors due to his extensive experience in the media industry, including serving in a variety of senior leadership roles with The Washington Post Company.

Reed Hastings has served as a member of our board of directors since June 2011. Mr. Hastings has served as the Chief Executive Officer and Chairman of the board of directors of Netflix, Inc., a provider of an Internet subscription service for movies and television shows, since 1999. Prior to Netflix, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from 1991 until it was acquired by Rational Software Corporation in 1997. Mr. Hastings previously served as a member of the board of directors of Microsoft Corporation from March 2007 to November 2012. Mr. Hastings holds a B.A. in mathematics from Bowdoin College and an M.S.C.S. in computer science from Stanford University. We believe that Mr. Hastings should serve as a member of our board of directors due to his extensive experience with technology companies.

Peter A. Thiel has served as a member of our board of directors since April 2005. Mr. Thiel has served as President of Thiel Capital, an investment firm, since 2011, a Partner of Founders Fund, a venture capital firm, since 2005, and President of Clarium Capital Management, a global macro investment manager, since 2002. In 1998, Mr. Thiel co-founded PayPal, Inc., an online payment company, where he served as Chief Executive Officer, President and Chairman of its board of directors from 2000 until its acquisition by eBay in 2002.

Mr. Thiel holds a B.A. in Philosophy from Stanford University and a J.D. from Stanford Law School. We believe that Mr. Thiel should serve as a member of our board of directors due to his extensive experience as an entrepreneur and venture capitalist, and as one of our early investors.

Executive Officers

Our executive officers are designated by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board of Directors

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of nine members. On April 23, 2013, Mr. Breyer notified us of his decision not to stand for reelection to our board of directors at the Annual Meeting. Our current directors, excluding Mr. Breyer, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. Effective immediately after the Annual Meeting, the authorized number of directors will be eight members.

Our board of directors held ten meetings during 2012. The board of directors also acted twelve times by unanimous written consent. No member of our board of directors attended fewer than 75% of the aggregate of the total number of meetings of the board of directors (held during the period for which he or she was a director) and the total number of meetings held by all committees of the board of directors on which such director served (held during the period that such director served). Members of our board of directors are invited and encouraged to attend each annual meeting of stockholders.

Board Leadership Structure

Mark Zuckerberg, our founder and CEO, serves as Chairman of our board of directors and presides over meetings of the board of directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our board of directors. Mr. Zuckerberg brings valuable insight to our board of directors due to the perspective and experience he brings as our founder and CEO, and as our largest and controlling stockholder. Mr. Graham serves as our Lead Independent Director and presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chairman and the independent directors, and performs such additional duties as the board of directors may otherwise determine and delegate. Mr. Graham is also a member of our compensation committee and chair of our governance committee. Generally, every regular meeting of our board of directors includes a meeting of our independent directors without management present.

Controlled Company Status

Because Mr. Zuckerberg controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of the NASDAQ Stock Market LLC (NASDAQ). Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for nominating members of our board.

Director Independence

The rules of NASDAQ generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted, under our Corporate Governance Guidelines, to have a majority of the members of our board of directors be independent and to have compensation and governance committees comprised solely of independent directors.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. Our board of directors has also determined that Messrs. Andreessen, Bowles, and Thiel, who currently comprise our audit committee, Messrs. Breyer and Graham, who currently comprise our compensation committee, and Messrs. Andreessen, Graham, and Hastings, who comprise our governance committee, satisfy the independence standards for those committees established by applicable SEC rules, NASDAQ rules and applicable rules of the Internal Revenue Code of 1986, as amended (Code). Effective as of May 15, 2013, Dr. Desmond-Hellmann will replace Mr. Thiel as the third member of our audit committee and Mr. Thiel will become the third member of our compensation committee. Our board of directors has determined that Dr. Desmond-Hellmann and Mr. Thiel satisfy the independence standards for those committees established by applicable SEC rules, the rules of NASDAQ and applicable rules of the Code. Mr. Breyer, who is not standing for reelection to our board of directors at the Annual Meeting, will cease being a member of our board of directors effective immediately after the Annual Meeting.

Classified Board

So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, we will not have a classified board of directors, and all directors will be elected for annual terms. As of the close of business on April 16, 2013, the outstanding shares of Class B common stock represented a majority of the combined voting power of our common stock.

However, our restated certificate of incorporation and our amended and restated bylaws provide that when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. At such time, our directors will be assigned by the then-current board of directors to a class. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

In addition, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock and we have a classified board, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

The classification of our board of directors, if implemented, may have the effect of delaying or preventing changes in our control or management.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our board of directors. Each of these committees has a written charter. Current copies of the charters of the audit committee, compensation committee, and governance committee are available on our website at http://investor.fb.com/governance.cfm.

Audit Committee

Our audit committee is comprised of Messrs. Andreessen, Bowles, and Thiel. Mr. Bowles is the chairman of our audit committee, is our audit committee financial expert, as that term is defined under SEC rules, and possesses financial sophistication as defined under the rules of NASDAQ. The designation does not impose on Mr. Bowles any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Effective May 15, 2013, Dr. Desmond-Hellmann will replace Mr. Thiel as the third member of our audit committee. Our board of directors has adopted a charter for our audit committee. As more fully described in its charter, our audit committee is directly responsible for, among other things:

•	selecting the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	developing procedures to enable submission of anonymous concerns about accounting or auditing matters;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing related party transactions;

•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and

•	overseeing our internal audit function.

During 2012, the audit committee met in person or by telephone, or acted by unanimous written consent, ten times.

Compensation Committee

Our compensation committee is comprised of Messrs. Breyer and Graham. Mr. Breyer is the chairman of our compensation committee. Effective May 15, 2013, Mr. Thiel will become the third member of our compensation committee. Mr. Breyer, who is not standing for reelection to our board of directors at the Annual Meeting, will cease being a member of the compensation committee effective immediately after the Annual Meeting, and Mr. Graham will become the chairman of our compensation committee at that time. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Code. Our board of directors has adopted a charter for our compensation committee. As more fully described in its charter, our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving the terms of any compensatory agreements with our executive officers;

•	administering our equity incentive plans, including making equity grants thereunder;

•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishing and reviewing our overall compensation philosophy.

The charter for our compensation committee allows the committee from time to time to delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate.

During 2012, the compensation committee met in person or by telephone, or acted by unanimous written consent, 25 times.

Governance Committee

Our governance committee is comprised of Messrs. Andreessen, Graham, and Hastings. Mr. Graham is the chairman of our governance committee. Effective immediately after the Annual Meeting, Mr. Andreessen will become the chairman of our governance committee. Our board of directors has adopted a charter for our governance committee. As more fully described in its charter, our governance committee is responsible for, among other things:

•	reviewing developments in corporate governance practices;

•	developing and recommending our corporate governance guidelines and policies, and evaluating their sufficiency;

•	reviewing proposed waivers of the code of conduct;

•	overseeing the process of evaluating the performance of our board of directors; and

•	advising our board of directors on corporate governance matters.

During 2012, the governance committee met in person or by telephone, or acted by unanimous written consent, four times.

Policy Regarding Nominations

The policy of our board of directors is to encourage the selection of directors who will contribute to our mission to make the world more open and connected. Our board of directors is responsible for identifying and nominating members for election to our board of directors. The board of directors considers recommendations from directors, stockholders and others as it deems appropriate, including our founder, Chairman, CEO and controlling stockholder, Mr. Zuckerberg. Our board of directors may review from time to time the appropriate skills and characteristics desired of members of the board of directors, including the appropriate role of diversity. In evaluating potential candidates for nomination, our board of directors considers these factors in the light of the specific needs of the board of directors at that time and shall also consider advice and recommendations from Mr. Zuckerberg.

The board of directors does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the annual meeting must comply with certain procedures. We explain the procedures for nominating a director candidate at next year’s annual meeting in “Questions and Answers About the Proxy Materials and the Annual Meeting—How can I make proposals or make a nomination for director for next year’s annual meeting?”

Board Role in Risk Oversight

Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our audit committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our audit committee also reviews programs for promoting and monitoring compliance with legal and regulatory requirements and oversees our internal audit function. Our compensation committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment.” The audit committee and the compensation committee provide reports to the full board of directors regarding these and other matters.

Compensation Committee Interlocks and Insider Participation

During 2012, our compensation committee consisted of Messrs. Breyer and Graham. Neither of them has at any time in the last fiscal year been one of our officers or employees. During 2012, and the first quarter of 2013, The Washington Post Company and its related companies purchased $3.1 million and $0.9 million, respectively, of advertisements on our website. Mr. Graham is the Chief Executive Officer of The Washington Post Company. The purchases by The Washington Post Company and its related entities were made in the ordinary course of business pursuant to our standard online terms and conditions and were all made through our self-service ad system.

None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2012.

Director Compensation

Each non-employee member of our board of directors receives an annual retainer fee of $50,000 and the chairman of our audit committee receives an annual retainer fee of $20,000. There is no formal policy in place relating to the granting of equity awards to our directors. The following table presents the total compensation for each person who served as a member of our board of directors during 2012. Other than as set forth in the table and described more fully below, in 2012 we did not pay any fees to, make any equity awards to, or pay any other compensation to the members of our board of directors who served as members during 2012. Mr. Zuckerberg and Ms. Sandberg receive no compensation for their service as directors and are not included in the following table.

Director Name	Fees Earned or Paid in Cash ($)	Total ($)
Marc L. Andreessen	50,000	50,000
Erskine B. Bowles(1)	70,000	70,000
James W. Breyer	50,000	50,000
Donald E. Graham(2)	50,000	50,000
Reed Hastings(3)	50,000	50,000
Peter A. Thiel	50,000	50,000

(1)

As of December 31, 2012, Mr. Bowles held 20,000 restricted stock units (RSUs). The vesting condition was satisfied as to 13/48 of the total shares underlying the RSUs on October 15, 2012. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs in quarterly installments thereafter, not to exceed eleven quarterly installments, and 2/48th on October 15, 2015, subject to continued service to us through each vesting date. The RSUs settle on the earliest to occur of: (i) December 31, 2013; (ii) an earlier date between January 1, 2013 and December 31, 2013 that is specified by us; and (iii) the date of a change of control (as defined in our 2005 Stock Plan). We initially settled outstanding RSUs for which the vesting condition had been satisfied on February 1, 2013.
(2)	As of December 31, 2012, Mr. Graham held 83,335 RSUs. An aggregate of 916,665 shares of Class B common stock underlying RSUs held by Mr. Graham were settled in 2012. The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the RSUs on April 1, 2010. The remaining shares underlying the RSUs vest at a rate of 1/48th of the total number of shares underlying the RSUs on each month thereafter, subject to continued service to us through each vesting date.
(3)	As of December 31, 2012, Mr. Hastings held 20,000 RSUs. The vesting condition was satisfied as to 1/4 of the total shares underlying the RSUs on July 15, 2012. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs in quarterly installments thereafter, subject to continued service to us through each vesting date. The RSUs settle on the earliest to occur of: (i) December 31, 2013; (ii) an earlier date between January 1, 2013 and December 31, 2013 that is specified by us; and (iii) the date of a change of control (as defined in our 2005 Stock Plan). We initially settled outstanding RSUs for which the vesting condition had been satisfied on February 1, 2013.

Dr. Desmond-Hellmann was appointed to our board of directors in March 2013. In connection with her appointment, our board of directors approved the grant of 20,000 RSUs to Dr. Desmond-Hellmann as compensation for her service as a member of our board of directors. The RSUs approved for Dr. Desmond-Hellmann were granted on April 12, 2013 and will vest over four years, with 14/48th of the total shares underlying the RSUs vesting on May 15, 2014, 1/16th of the total number of shares underlying the RSUs in quarterly installments thereafter, and finally 1/48th of the RSUs on May 15, 2018, subject to continued service to us through each vesting date. In accordance with our existing compensation policy with respect to annual retainer fees for non-employee directors, Dr. Desmond-Hellmann will receive an annual retainer fee of $50,000, which will be prorated during 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains our executive compensation philosophy, objectives, and design; our compensation-setting process; our executive compensation program components; and the decisions made in 2012 with respect to the compensation of each of our named executive officers. Our named executive officers for 2012, which consist of the executive officers who appear in “—2012 Summary Compensation Table” below, are:

•	Mark Zuckerberg, our founder, Chairman and Chief Executive Officer (CEO);

•	Sheryl K. Sandberg, our Chief Operating Officer (COO);

•	David A. Ebersman, our Chief Financial Officer (CFO);

•	David B. Fischer, our Vice President, Business and Marketing Partnerships; and

•	Mike Schroepfer, our Chief Technology Officer (CTO) and Vice President of Engineering.

Executive Compensation Philosophy, Objectives and Design

Philosophy. We are focused on our mission to make the world more open and connected. We believe that Facebook is still in the early stages of this journey and that for us to be successful we must hire and retain people who can continue to develop our strategy, quickly innovate and build new products, bolster the growth of our user base and user engagement, and constantly enhance our business model. To achieve these objectives, we need a highly talented team comprised of engineering, product, sales, and general and administrative professionals. We also expect our executive team to possess and demonstrate strong leadership and management capabilities.

Objectives. Our compensation programs for our named executive officers are built to support the following objectives:

•	attract the top talent in our leadership positions and motivate our executives to deliver the highest level of individual and team impact and results;

•	encourage our executives to model the important aspects of our culture, which include moving fast, being bold, communicating openly and building trust with each other and our employees;

•	ensure each one of our named executive officers receives a total compensation package that encourages his or her long-term retention;

•	reward high levels of performance with commensurate levels of compensation; and

•	align the interests of our executives with those of our stockholders in the overall success of Facebook by emphasizing long-term incentives.

Design. Our executive compensation program continues to be heavily weighted towards equity, in particular restricted stock units (RSUs), with cash compensation that is below market relative to executive compensation at our peer companies. We believe that equity compensation offers the best vehicle to focus our executive officers on our mission and the achievement of our long-term strategic and financial objectives, and to align our executive officers with the long-term interests of our stockholders.

For our executive officers who received a substantial initial equity award in connection with the commencement of their employment, we typically grant additional equity awards with service-based vesting conditions where the commencement of vesting is deferred until a date some years in the future, as discussed further in “—Elements of Executive Compensation—Equity Compensation” below. When combined with the executives’ initial equity awards, we believe that these additional grants represent a strong long-term retention tool and provide the executive officers with long-term equity incentives.

As we transitioned from being a privately-held company to a publicly-traded company during 2012, we evaluated our executive compensation programs, including our mix of cash and equity compensation, and will continue to do so at least annually or as circumstances require based on our business objectives and the competitive environment for talent. For the near future, we anticipate continuing our emphasis on pay-for-performance and long-term incentive compensation for our executive officers.

Compensation-Setting Process

Role of Our Compensation Committee. The compensation committee is responsible for overseeing all aspects of our executive compensation programs, including executive salaries, payouts under our annual bonus plan, the size and structure of equity awards, and any executive perquisites. The compensation committee is solely responsible for determining the compensation of our CEO and reviews and approves compensation of other executive officers.

Role of Management. In setting compensation for 2012, our CEO, our COO, and our Vice President, Human Resources, worked closely with the compensation committee in managing our executive compensation program and attended meetings of the compensation committee. In addition, our CFO and our General Counsel typically attend meetings of the compensation committee to present information and answer questions. Our CEO and COO made recommendations to the compensation committee regarding compensation for our executive officers other than for themselves because of their daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package.

Our management team and the compensation committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices and policies for all employees, including our named executive officers, as further described in “—Compensation Risk Assessment” below.

Role of Compensation Consultant. The compensation committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In January 2012, the compensation committee engaged the services of Compensia, Inc., a national compensation consulting firm. Compensia advised the compensation committee regarding the amount and types of compensation that we provide to our executives and how our compensation practices compare to the compensation practices of other companies. Compensia reports directly to the compensation committee. Compensia does not provide any services to us other than the services provided to the compensation committee.

Use of Comparative Market Data. We aim to compensate our executive officers at levels that are commensurate with the most competitive levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent (our Peer Group). The compensation committee also considered the scope of responsibility of each executive officer, our current practice of maintaining minimal differentiation between the cash packages of our executive officers, the unvested balances of equity awards for each executive officer, as well as the compensation committee’s assessment of each executive officer’s performance and impact on the organization. In determining 2012 compensation, we did not use a formula for taking into account these different factors.

We analyze market data for executive compensation at least annually using the most relevant published survey sources, public filings and input from Compensia. Management and Compensia provided the compensation committee with both cash and equity compensation data for our Peer Group, which was selected from companies that meet some or all of the criteria listed below:

•	high technology or media company;

•	key talent competitor;

•	minimum revenue of $4 billion; and/or

•	minimum market capitalization of $50 billion.

Using this criteria as a baseline, the compensation committee approved the following companies for inclusion in our compensation Peer Group:

Amazon.com	Netflix
Apple	Oracle
Cisco Systems	salesforce.com
eBay	VMware
Google	Yahoo!
LinkedIn	Zynga
Microsoft

The compensation committee expects to periodically review and update this Peer Group and the underlying criteria as our business and market environment continue to evolve.

In the fourth quarter of 2012, our compensation committee reviewed our executive compensation against this Peer Group to ensure that our executive officer compensation is competitive and sufficient to recruit and retain our executive officers. Compensia provided the compensation committee with total cash compensation data (base salaries and cash bonus awards at target) and total compensation data (total cash compensation and equity compensation) at various percentiles. In addition to the Peer Group data, our market analysis also considered technology companies with $1 billion to $3 billion in annual revenue in the Radford Global Technology and Global Sales Survey published by AON Hewitt. However, while the compensation committee considered this data in determining executive officer compensation, we did not seek to benchmark our executive compensation to any particular level. The total compensation for our named executive officers was not determined based on any pre-set “target” percentile of market. Rather, we sought to compensate our executive officers at a level which would allow us to successfully recruit and retain the best possible talent for our executive team. We relied heavily on the knowledge and experience of the compensation committee and our management in determining the appropriate compensation levels for our executive officers. Overall, based on Compensia’s analysis of our Peer Group, base salary and target total cash compensation for our executive officers was below the 25th percentile of our peers. When equity compensation was factored in, without taking into account the effect of the service-based vesting conditions that begin several years in the future and that are applicable to the equity compensation of our executive officers, total compensation for our named executive officers, other than our CEO, fell between the 60th and 80th percentile relative to the companies in the Peer Group.

Elements of Executive Compensation

Our executive officer compensation packages generally include:

•	base salary;

•	performance-based cash incentives; and

•	equity-based compensation in the form of RSUs.

We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Base Salary. The compensation committee believes base salaries are a necessary element of compensation in order to attract and retain highly qualified executive officers. Historically, our executive officers have received base salaries within a very narrow range that was established when we were a smaller company with cash constraints, and based on our desire to maintain internal pay equity between executive officers and also relative to other key employees. As we have grown, we have gradually increased base salaries for our executive officers with the goal of bringing salaries closer to market over time. In 2012, we continued to pay executive base salaries that were below market relative to our Peer Group, both to retain the ethos of a start-up company and because of our emphasis on equity-based compensation.

The compensation committee reviews base salaries for our executive officers at least annually and may adjust them from time to time, if needed, to reflect changes in market conditions or other factors. In the first quarter of 2012, the compensation committee decided to increase the base salaries of our executive officers, other than our CEO, in order to continue to bring their salaries closer to those paid by our Peer Group companies for similar positions. Accordingly, our compensation committee increased the base salary of each executive officer, other than our CEO, by $35,000 or $40,000. Following this 2012 salary increase, as noted above, our executive officer salaries were still below the 25th percentile of the salaries provided by our Peer Group companies for executives in similar positions.

Named Executive Officer	2012 Base Salary
Mark Zuckerberg	$500,000
Sheryl K. Sandberg	340,000
David A. Ebersman	340,000
David B. Fischer	240,000
Mike Schroepfer	310,000

In the first quarter of 2012, our compensation committee discussed and approved a request by our CEO to reduce his base salary to $1 per year, effective January 1, 2013.

Cash Bonuses. Our 2012 Bonus/Retention Plan (Bonus Plan) provides variable cash incentives, payable semi-annually, that are designed to motivate our executive officers to focus on company-wide priorities and to reward them for individual results and achievements. All of our executive officers participated in the Bonus Plan in 2012. Our CEO will not receive a bonus under the 2013 Bonus/Retention Plan.

For 2012, there were two six-month performance periods under our Bonus Plan, which we refer to as First Half 2012 and Second Half 2012. For each performance period in 2012, the compensation committee approved a set of company-wide priorities in order to focus our executive officers on key areas of performance for the period in question. The First and Second Half 2012 company priorities reflect operational and non-operational objectives established by our compensation committee, in consultation with our CEO and CFO. The company-wide priorities do not have specific targets associated with them for purposes of determining performance under the Bonus Plan, and our compensation committee has complete discretion to determine the level of bonus payout for each performance period.

2012 Goals and Company Performance Multipliers (Bonus Plan Pools). Our First Half 2012 company-wide priorities were as follows: grow our user base, increase graph engagement and continue revenue growth. None of these priorities were assigned any specific weighting or dollar amount of bonus. The compensation committee applied discretion in determining the company performance multiplier on a qualitative basis, taking into account our delivery of results in the areas identified by the company-wide priorities approved by the compensation committee, as well as our overall business, engineering, and product development achievements. The compensation committee also did not determine any pre-set ranges for the company performance multiplier. The First Half 2012 company performance multiplier approved by the compensation committee was 85%. The compensation committee focused on our performance in all of the areas identified by the company-wide priorities, particularly our revenue performance.

Our Second Half 2012 company-wide priorities were as follows: grow our user base and increase graph engagement, continue revenue growth and build on capital expenditure efficiency gains from the First Half 2012.

None of these priorities were assigned any specific weighting or dollar amount of bonus. The compensation committee applied discretion in determining the company performance multiplier on a qualitative basis, taking into account our delivery of results in the areas identified by the company-wide priorities approved by the compensation committee, as well as our overall business, engineering, and product development achievements. The compensation committee also did not determine any pre-set ranges for the company performance multiplier. The Second Half 2012 company performance multiplier approved by the compensation committee was 125%. The compensation committee focused on our performance in all of the areas identified by the company-wide priorities, particularly the growth of our user base to over one billion monthly active users, and our significant progress in mobile product development and monetization in Second Half 2012.

Bonus Plan Payouts. We calculate Bonus Plan payouts to each participant, except for Mr. Fischer, using the following formula:

Base Eligible Earnings ($)	×	Individual Bonus Target (%)	×	Individual Performance Multiplier (%)	×	Company Performance Multiplier (%)	=	Individual Bonus Payout ($)

In the first quarter of 2012, the compensation committee decided to increase individual bonus targets for each executive officer, except for the CEO, from 45% to 50% of annual base salary, in order to pay target bonuses nearer to market rates paid by our Peer Group. Even following this bonus target increase, in 2012, our executive officer bonuses and total cash compensation were still generally below those provided by our Peer Group companies for executives in similar positions.

Individual Performance Multiplier. The individual performance multiplier is based upon each executive’s individual performance assessment for the performance period under consideration. In line with our pay-for-performance philosophy, a higher performance assessment drives a higher individual multiplier (and vice-versa) such that it is possible for an executive with a low assessment to get less than their target bonus payout, or no bonus payout whatsoever. In 2012, potential individual performance multipliers under our Bonus Plan were 0%, 85%, 100%, 125%, 200%, or 300%. Executives meeting our expected high level of performance expectations received an individual bonus multiplier of 100%.

Individual performance assessments for each executive officer were determined at the discretion of the compensation committee in close consultation with our CEO and our COO (except in each case when their own performance assessment was being determined). The CEO’s and COO’s executive officer performance assessment recommendations were based on an overall subjective assessment of each officer’s performance and no single factor was determinative in setting bonus levels, nor was the impact of any individual factor on the bonus quantifiable. We operate in a rapidly evolving and highly competitive industry and we set a high bar for performance expectations for each one of our executive officers. The compensation committee evaluates our executive officers based on their overall performance, impact and results, as well as their demonstration of strong leadership, long-term vision, effective execution and management capabilities. First Half 2012 and Second Half 2012 payout levels and achievements and considerations for each executive were as follows:

Mark Zuckerberg. Mr. Zuckerberg received $75,446 for the First Half 2012 bonus, which reflected his impact on our overall performance in this period, including the growth of our user base, increased graph engagement, and our revenue performance. Mr. Zuckerberg received $190,655 for the Second Half 2012 bonus, which again reflected his impact on our overall performance in the period, including the growth of our user base and our significant progress in mobile product development and monetization.

Sheryl K. Sandberg. Ms. Sandberg received $64,230 for the First Half 2012 bonus, which reflected her contribution to growing revenue, building commercial relationships and growing the Facebook team. Ms. Sandberg received $212,500 for the Second Half 2012 bonus, which reflected her leadership in growing our revenue year over year and her strategic guidance in various business matters.

David A. Ebersman. Mr. Ebersman received $80,287 for the First Half 2012 bonus, which reflected his excellence in execution of business-related matters, leadership during our public financing process and contributions in completing the move of our headquarters to Menlo Park. Mr. Ebersman received $106,250 for the Second Half 2012 bonus, which reflected his contributions in growing our revenue and execution of financial planning and forecasting.

David B. Fischer. Mr. Fischer, and all other employees who are on sales incentive compensation plans, participate in the Bonus Plan nominally, and only if the company performance multiplier, as approved by our compensation committee, exceeds 100%. The main variable cash incentive for Mr. Fischer is his sales incentive compensation plan, as described below. Nevertheless, we believe that Mr. Fischer and all other employees on sales incentive compensation plans should benefit financially to some degree if we achieve a high level of company-wide performance. For Mr. Fischer, the formula for his payouts under the Bonus Plan was as follows:

Base Eligible Earnings ($)	×	Individual Bonus Target (%)	×	Company Performance Multiplier (%) minus 100%	=	Bonus Payout ($)

Therefore, in First Half 2012, Mr. Fischer did not receive any compensation related to the Bonus Plan because the company performance multiplier did not exceed 100% and, in Second Half 2012, he received $3,000.

Mike Schroepfer. Mr. Schroepfer received $73,333 for the First Half 2012 bonus, which reflected his leadership in growing and developing our engineering team, articulating the strategy for our development of new products and his efforts in developing a sustainable and cost-effective engineering infrastructure. Mr. Schroepfer received $121,094 for the Second Half 2012 bonus, which reflected his strong leadership of the engineering team, particularly in connection with the development of new products.

The following table summarizes the calculations that were used in determining the cash bonus paid to each of our named executive officers:

	Performance Period	Base Eligible Earnings ($)(1)	Individual Bonus Target (%)	Individual Bonus Multiplier (%)	Company Bonus Multiplier (%)	Individual Bonus Payout ($)
Mark Zuckerberg	First Half 2012	232,051	45	85	85	75,446
	Second Half 2012	271,154	45	125	125	190,655

						266,101

Sheryl K. Sandberg	First Half 2012	151,128	50	100	85	64,230
	Second Half 2012	170,000	50	200	125	212,500

						276,730

David A. Ebersman	First Half 2012	151,128	50	125	85	80,287
	Second Half 2012	170,000	50	100	125	106,250

						186,537

David B. Fischer(2)	First Half 2012	108,885	10	N/A	85	0
	Second Half 2012	120,000	10	N/A	125	3,000

						3,000

Mike Schroepfer	First Half 2012	138,039	50	125	85	73,333
	Second Half 2012	155,000	50	125	125	121,094

						194,427

(1)	Reflects actual earnings for 2012 which may differ from approved 2012 base salary due to the March 1, 2012 effective date of the salary increase.
(2)	Reflects Mr. Fischer’s participation in our Bonus Plan, which is in addition to the bonus of $637,380 that Mr. Fischer received pursuant to the Sales Incentive Compensation Plan, as described further below.

Sales Incentive Compensation Plan. In 2012, David B. Fischer, our Vice President, Business and Marketing Partnerships, received variable cash compensation based on a sales incentive compensation plan. Mr. Fischer’s variable compensation payouts are tied to our achievement of specific revenue targets as approved by our compensation committee. Under the terms of Mr. Fischer’s variable cash compensation plan he would receive 100% of his target payout upon achievement of the revenue target. Similarly, overachievement of the revenue target results in payouts above target, based on a set of payout accelerators for incremental revenue above target. Under-achievement of the revenue target results in payouts below target based on a set of decelerators for revenue delivered under the approved target. While overachievement of revenue targets is subject to a maximum payout (cap), under-achievement may result in no payout of variable cash compensation. Mr. Fischer’s sales incentive compensation plan payouts are delivered quarterly based on his performance in the fiscal quarter preceding the payout and then trued up at year-end based on achievement against annual revenue goals. We are not disclosing Mr. Fischer’s specific revenue goal used in calculating his commission payout because we believe such disclosure would cause us competitive harm and we consider this information to be confidential business information. However, we believe that the target is difficult to achieve and requires the sales team to demonstrate significant success in increasing sales to achieve substantial payouts. Pursuant to this sales incentive compensation plan, Mr. Fischer received $637,380, which reflected his performance relative to the company revenue targets.

Equity Compensation. Most of our executive officers’ compensation is delivered through equity awards. We use equity compensation to align our executive officers’ financial interests with those of our stockholders, to attract industry leaders of the highest caliber, and to retain them for the long term. In addition to the initial equity grant that each executive receives as part of his or her new hire package, the compensation committee typically grants our executives additional equity awards each year as part of our company-wide equity refresher program. Additional equity grants for each of our executive officers are determined on a discretionary basis taking into account the following factors:

•	delivering equity values that are highly competitive when compared against those our Peer Group would grant to executives with similar responsibility;

•	each executive officer’s individual performance assessment, the results and contributions delivered during the year, as well as the anticipated potential future impact of each individual executive;

•	the size and vesting schedule of existing equity grants in order to maximize the long-term retentive power of all additional grants; and

•

the size of each executive officer’s total cash compensation (base salary plus cash bonus awards at target), which is generally lower than the cash compensation for executives with similar responsibilities at our Peer Group.

Based on the foregoing factors, in 2012, our compensation committee awarded each of our executive officers (other than our CEO) a grant of RSUs with a specific “initial equity value” based on an estimated total value for each grant before taking into account the deferred vesting considerations described below. The compensation committee applied discretion in determining the specific individual equity values and deferred vesting start dates. Based on these qualitative decisions, the compensation committee then calculated the exact number of RSUs to be granted by dividing this initial equity value by $28.94 per share, which was the fair value of our Class B common stock at the end of 2011 as determined by our compensation committee.

Deferred Vesting of 2012 RSU Grants. Due to our desire to provide incentives for our executive officers to focus on long-term strategic and financial objectives, the compensation committee deferred the vesting start dates of all 2012 RSU grants made to our executive officers to a future date determined individually for each executive. As a result, the 2012 RSU grants will not begin to vest unless the recipient remains continuously employed by Facebook through future dates as described in “—2012 Grants of Plan-Based Awards Table” below. The compensation committee reviewed the size and vesting schedule for the remaining unvested portion of all outstanding equity award holdings of each of our executive officers and agreed with the recommendation of our CEO and COO (except that our COO did not participate in discussions regarding her own equity compensation) that the existing equity awards appropriately satisfied our retention and incentive goals for the immediate future for each of our executive officers. Accordingly, the additional equity awards granted in 2012 start vesting only after a significant portion of each executive’s outstanding equity awards have vested, and these vesting start dates range from the fourth quarter of 2013 to the fourth quarter of 2014. These grants have four-year vesting schedules that result in vesting end dates ranging from the fourth quarter of 2017 to the fourth quarter of 2018. The compensation committee believes that these vesting schedules make the equity awards more valuable for retaining our executive officers and reflect our emphasis on Facebook’s long-term success. For more information relating to the vesting schedules of these RSU grants, see “—2012 Grants of Plan-Based Awards Table” below.

2012 Equity Grants. Mr. Zuckerberg did not receive any additional equity grants in 2012 because our compensation committee believed that his existing equity ownership position sufficiently aligns his interests with those of our stockholders.

Our other named executive officers received the following RSU grants in 2012:

Sheryl K. Sandberg. Ms. Sandberg received an additional equity grant in the amount of 691,085 RSUs. This grant had an initial equity value of $20.0 million. These RSUs are subject to quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2013.

David A. Ebersman. Mr. Ebersman received an additional equity grant in the amount of 459,572 RSUs. This grant had an initial equity value of $13.3 million. These RSUs are subject to quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2014.

David B. Fischer. Mr. Fischer received an additional equity grant in the amount of 300,622 RSUs. This grant had an initial equity value of $8.7 million. These RSUs are subject to quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2014.

Mike Schroepfer. Mr. Schroepfer received an additional equity grant in the amount of 545,957 RSUs. This grant had an initial equity value of $15.8 million. These RSUs are subject to quarterly vesting based on continued employment over four years with a deferred vesting start date of August 15, 2014.

Compensation Governance

The compensation committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation programs with long-term stockholder interests. The following practices were in effect during 2012:

•	the compensation committee is comprised solely of independent directors;

•

the compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company;

•	the compensation committee retains discretion on bonus payouts to enable it to respond to unforeseen events and adjust bonus payouts as appropriate;

•	we do not offer post-employment benefits, except in the case of certain new hires in prior years; and

•

our compensation philosophy and related governance features are complemented by several specific practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

–	we offer limited perquisites that are for business-related purposes or necessary for the security of our CEO; and

–	our executives participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

Post-Employment Compensation

The material terms of post-employment compensation for Ms. Sandberg is described below in “—Employment Agreements and Offer Letters” and “—Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

Consistent with the practices of many companies in our Peer Group, we provide certain perquisites to our named executive officers for the reasons described below.

Because of the high visibility of our company we have implemented a “comprehensive security program” for Mr. Zuckerberg to address safety concerns resulting from his position as our founder, Chairman, and CEO. We require these security measures for the company’s benefit because of the importance of Mr. Zuckerberg to Facebook, and we believe that the costs of this comprehensive security program are appropriate and necessary. We paid for the initial procurement, installation and maintenance of security measures for Mr. Zuckerberg’s personal residence, and we pay for the annual costs of security personnel, neither of which constitutes taxable income to Mr. Zuckerberg. In addition, our compensation committee has authorized us to provide certain security measures for Ms. Sandberg in 2013. Such security measures, if implemented, would be for our benefit because of Ms. Sandberg’s importance to Facebook.

Our compensation committee has also authorized certain of our executive officers to use private aircraft for business purposes. This practice maximizes such executives’ productive time and ensures their quick availability. In addition, Mr. Zuckerberg may use private aircraft for personal purposes in connection with his comprehensive security program. On certain occasions, Mr. Zuckerberg may be accompanied by guests when using private aircraft. For flights undertaken for personal purposes, the aggregate incremental cost of such personal usage is reported as other compensation to Mr. Zuckerberg. The reported aggregate incremental cost is based on costs provided by the applicable charter company, and includes passenger fees, fuel, crew and catering costs. The incremental cost attributable to Mr. Zuckerberg’s use of private aircraft in 2012 is disclosed in the “All Other Compensation” column in “—2012 Summary Compensation Table” below.

In addition, we have historically paid for certain of our named executive officers to receive financial, tax and estate planning advice to assist them in obtaining professional advice on managing the compensation they receive. We have discontinued this practice for periods after April 15, 2012.

162(m) Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the amount that we may deduct from our federal income taxes for remuneration paid to our named executive officers (other than our CFO) to $1 million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers upon the exercise of qualifying compensatory stock options. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. To date, all of our compensation that has been granted has been exempt from the Section 162(m) deduction limitation. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible. Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.

Compensation Risk Assessment

Our management team and the compensation committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices and policies for all employees, including our named executive officers. In 2013, Compensia, the compensation committee’s independent compensation consultant, performed an assessment, in conjunction with management, of our compensation plans and practices and concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company. The compensation committee has reviewed this report and agreed with the conclusion. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified. The risk assessment process included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives.

2012 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2012 and 2011.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Mark Zuckerberg	2012	503,205	266,101	—	—		1,221,408	(4)	1,990,714
CEO	2011	483,333	445,500	—	—		783,529	(4)	1,712,362

Sheryl K. Sandberg	2012	321,128	276,730	25,618,315	—		—		26,216,173
COO	2011	295,833	170,508	30,491,613	—		—		30,957,954

David A. Ebersman	2012	321,128	186,537	17,036,196	—		—		17,543,861
CFO	2011	295,833	170,508	18,294,952	—		—		18,761,293

David B. Fischer	2012	228,885	3,000	11,143,967	637,380	(5)	—		12,013,232
Vice President, Business and Marketing Partnerships(6)

Mike Schroepfer	2012	293,039	194,427	20,238,462	—		—		20,725,928
CTO and Vice President of Engineering	2011	270,833	140,344	24,393,295	—		—		24,804,472

(1)	Reflects actual earnings for 2012 and 2011 which may differ from approved 2012 and 2011 base salaries due to the effective dates of salary increases.
(2)	The amounts reported in the bonus column represent discretionary bonuses earned pursuant to our Bonus Plan. For more information about our executive officers’ discretionary bonuses, see “—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Bonuses” above.
(3)	Amounts reflect the aggregate grant date fair value of the RSUs without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The RSUs issued to our executive officers during 2012 provide for quarterly vesting based on continued employment over four years with deferred vesting start dates of November 15, 2013 for Ms. Sandberg, November 15, 2014 for Mr. Ebersman, November 15, 2014 for Mr. Fischer, and August 15, 2014 for Mr. Schroepfer.
(4)	The amounts reported represent approximately $1,213,591 and $692,679 for costs related to personal use of aircraft chartered in connection with Mr. Zuckerberg’s comprehensive security program and on which Mr. Zuckerberg and guests flew during 2012 and 2011, respectively. For purposes of reporting the value of such personal usage in this table, we use costs provided by the applicable charter company, which include passenger fees, fuel, crew and catering costs. The amount reported in 2011 also represents approximately $90,850 for costs related to estate and financial planning.
(5)	The amount reported represents a cash bonus earned for 2012 under Mr. Fischer’s sales incentive compensation plan, as more fully described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Sales Incentive Compensation Plan” above.
(6)	Mr. Fischer was not a named executive officer for the year ended December 31, 2011.

2012 Grants of Plan-Based Awards Table

The following table presents, for each of the named executive officers, information concerning each grant of an equity award made during the year ended December 31, 2012. This information supplements the information about these awards set forth in the 2012 Summary Compensation Table.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(2)
Name		Target ($)	Maximum ($)
Mark Zuckerberg	—	—	—	—		—
Sheryl K. Sandberg	5/3/2012	—	—	691,085	(3)	25,618,315
David A. Ebersman	5/3/2012	—	—	459,572	(4)	17,036,196
David B. Fischer	5/3/2012	—	—	300,622	(5)	11,143,967
	—	667,000	1,725,167	—		—
Mike Schroepfer	5/3/2012	—	—	545,957	(6)	20,238,462

(1)	Represents the target and maximum payouts under Mr. Fischer’s sales incentive compensation plan. Mr. Fischer’s sales incentive compensation plan does not provide for a minimum threshold amount payable for performance under the plan. The actual payments for this award, which is delivered quarterly, are included in the “Non-Equity Incentive Plan Compensation” column of the “2012 Summary Compensation Table” above. For more information about Mr. Fischer’s sales incentive compensation plan, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Sales Incentive Compensation Plan” above.
(2)	Amounts reflect the grant date fair value of the RSUs without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer.
(3)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(4)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(5)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(6)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on November 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

2012 Outstanding Equity Awards at Year-End Table

The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSUs held as of December 31, 2012.

	Option Awards									Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(2)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mark Zuckerberg	11/8/2005		60,000,000	(5)	—		0.06		11/7/2015	—		—

Sheryl K. Sandberg	8/1/2008		—		—		—		—	2,795,615	(6)	74,419,271
	7/23/2010		—		3,500,000	(7)	10.39		7/22/2020	—		—
	10/18/2010		—		1,200,000	(8)	15.00	(9)	10/17/2020	—		—
	3/25/2011		—		—		—		—	1,199,041	(10)	31,918,471
	5/3/2012		—		—		—		—	691,085	(11)	18,396,683

David A. Ebersman	10/26/2009		2,925,000		1,575,000	(12)	3.23		10/25/2019	—		—
	10/26/2009		—		—		—		—	2,362,500	(13)	62,889,750
	3/25/2011		—		—		—		—	719,424	(14)	19,151,067
	5/3/2012		—		—		—		—	459,572	(15)	12,233,807

David B. Fischer	5/20/2010		—		—		—		—	1,179,475	(16)	31,397,625
	3/25/2011		—		—		—		—	239,808	(17)	6,383,689
	5/3/2012		—		—		—		—	300,622	(18)	8,002,558

Mike Schroepfer	1/12/2009	(19)	1,268,510		228,235	(20)	1.85		1/11/2019	—		—
	1/12/2009		482,878		160,477	(21)	1.85		1/11/2019	—		—
	1/12/2009		—		—		—		—	224,670	(22)	5,980,715
	1/12/2009		—		—		—		—	215,755	(23)	5,743,398
	8/19/2009		768,750		356,250	(24)	2.95		8/18/2019	—		—
	8/26/2009		—		—		—		—	356,250	(25)	9,483,375
	8/26/2010		—		—		—		—	1,385,355	(26)	36,878,150
	3/25/2011		—		—		—		—	959,233	(27)	25,534,782
	5/3/2012		—		—		—		—	545,957	(28)	14,533,375

(1)	With the exception of the stock option granted to Mr. Zuckerberg described in footnote (5) below, which was granted under our 2005 Officers’ Stock Plan, all of the outstanding equity awards described below were granted under our 2005 Stock Plan.
(2)	With the exception of the stock option granted to Ms. Sandberg described in footnote (9) below, this column represents the fair value of a share of Class B common stock on the date of grant.
(3)	RSUs granted prior to January 1, 2011 (Pre-2011 RSUs) issued to our executive officers only vest upon the satisfaction of both (i) a service-based vesting condition and (ii) a liquidity-based vesting condition. Under settlement procedures applicable to the RSUs, we are permitted to deliver the underlying shares within 30 days before or after the date on which the liquidity-based condition is satisfied and we vested and settled the outstanding RSUs for which the service-based vesting condition had been satisfied on October 25, 2012. RSUs granted on or after January 1, 2011 are not subject to a liquidity condition in order to vest.
(4)	Represents the market value of the shares underlying the RSUs as of December 31, 2012, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $26.62 per share on December 31, 2012. This value assumes that the fair market value of the Class B common stock underlying the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(5)	The shares subject to this option were fully vested as of November 1, 2010.
(6)	The service-based vesting condition was satisfied as to 78% of the total shares underlying the RSUs on April 1, 2012. Between April 1, 2012 and April 1, 2013, an additional 1.833% of the total number of shares underlying the RSUs will vest per month, subject to continued service to us through each vesting date. The service-based vesting condition will be satisfied as to all of the shares underlying the RSUs on April 1, 2013.
(7)	1/48th of the total number of shares subject to the option will vest on May 1, 2013 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.
(8)	260,000 of the total number of shares subject to the option will vest in equal monthly installments for a period of 48 months starting on May 1, 2013, and, thereafter, the remaining shares subject to the option will vest in equal monthly installments for a period of 12 months, subject to continued service to us through each vesting date.
(9)	The compensation committee set the option exercise price for this grant at $15.00 per share, a premium to the fair market value of a share of Class B common stock on the date of grant which was determined by our compensation committee to be $12.56 per share.
(10)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on January 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(11)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(12)	1/5th of the total number of shares subject to the option vested on September 8, 2010 and the remaining shares subject to the option vest at a rate of 1/60th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.
(13)	The service-based vesting condition was satisfied as to 1/5th of the total shares underlying the RSUs on September 15, 2010. The remaining shares underlying the RSUs vest at a rate of 1/60th of the total number of shares underlying the RSUs on each month thereafter, subject to continued service to us through each vesting date.
(14)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on January 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(15)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(16)	The service-based vesting condition was satisfied as to 1/5th of the total shares underlying the RSUs on May 15, 2011. The remaining shares underlying the RSUs vest at a rate of 1/20th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(17)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on January 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(18)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(19)	In connection with certain estate planning transfers in 2011 and 2012, options to purchase an aggregate of 800,000 shares of Class B common stock were held by Michael T. Schroepfer, Trustee of the Michael T. Schroepfer Annuity Trust u/a/d 6/27/11, Erin Hoffman, Trustee of The Erin Hoffman 2011 Annuity Trust u/a/d 6/27/11 and Michael Schroepfer and Erin Hoffman, Co-Trustees of the HS Trust u/a/d 9/28/11 as of December 31, 2012.

(20)	1/5th of the total number of shares subject to the option vested on August 25, 2009 and the remaining shares subject to the option vest at a rate of 1/60th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.
(21)	1/5th of the total number of shares subject to the option vested on October 29, 2009 and the remaining shares subject to the option vest at a rate of 1/60th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.
(22)	The service-based vesting condition was satisfied as to 1/5th of the total shares underlying the RSUs on September 1, 2009. The remaining shares underlying the RSUs vest at a rate of 1/60th of the total number of shares underlying the RSUs on each month thereafter, subject to continued service to us through each vesting date.
(23)	The service-based vesting condition was satisfied as to 1/5th of the total shares underlying the RSUs on November 1, 2009. The remaining shares underlying the RSUs vest at a rate of 1/60th of the total number of shares underlying the RSUs on each month thereafter, subject to continued service to us through each vesting date.
(24)	1/5th of the total number of shares subject to the option vested on July 15, 2010 and the remaining shares subject to the option vest at a rate of 1/60th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.
(25)	The service-based vesting condition was satisfied as to 1/5th of the total shares underlying the RSUs on July 15, 2010. The remaining shares underlying the RSUs vest at a rate of 1/60th of the total number of shares underlying the RSUs on each month thereafter, subject to continued service to us through each vesting date.
(26)	The service-based vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on August 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(27)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on January 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.
(28)	The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on November 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

On March 27, 2013, our compensation committee approved RSU grants to our named executive officers. These RSUs will be granted on May 6, 2013 as follows: Sheryl K. Sandberg—549,828; David A. Ebersman—343,643; David B. Fischer—240,550; and Mike Schroepfer—429,553. These RSUs will vest quarterly based on continued employment over four years with deferred vesting start dates of November 15, 2017 for Ms. Sandberg and Mr. Schroepfer and November 15, 2014 for Messrs. Ebersman and Fischer.

2012 Option Exercises and Stock Vested

The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during 2012 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(1)(3)(4)
Mark Zuckerberg	60,000,000	(5)	2,276,677,500	—	—
Sheryl K. Sandberg	—		—	35,326,385	821,808,955
David A. Ebersman	—		—	4,387,500	102,142,125
David B. Fischer	—		—	1,179,465	27,273,950
Mike Schroepfer	215,000		5,202,140	3,002,925	69,869,359

(1)	These values assume that the fair market value of the Class B common stock underlying the RSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.
(2)	The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the option.
(3)	These shares were acquired upon the vesting and settlement of Pre-2011 RSUs in 2012. We vested and settled outstanding Pre-2011 RSUs for which the service-based vesting condition had been satisfied between October 25, 2012 and December 31, 2012.
(4)	The aggregate value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of settlement.
(5)	Mr. Zuckerberg exercised this stock option with respect to 60,000,000 shares of our Class B common stock and then sold 30,200,000 of those shares as Class A common stock in our initial public offering in May 2012.

Employment Agreements and Offer Letters

We have entered into employment agreements or offer letters with each of the named executive officers. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, an indication of eligibility for an annual cash incentive award opportunity, and, in some cases, arrangements with respect to the accelerated vesting of equity awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described and quantified below in “—Potential Payments upon Termination or Change in Control.”

Mark Zuckerberg

We entered into an amended and restated offer letter with Mr. Zuckerberg, our founder, Chairman, and CEO, in January 2012. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Zuckerberg’s annual base salary as of December 31, 2012 was $500,000 and he was eligible to receive annual bonus compensation under our Bonus Plan. On January 1, 2013, Mr. Zuckerberg’s annual base salary was reduced to $1 and he will no longer receive annual bonus compensation under our Bonus Plan.

Sheryl K. Sandberg

We entered into an amended and restated employment agreement with Ms. Sandberg, our COO and a member of our board of directors, in January 2012. The employment agreement has no specific term and constitutes at-will employment. Ms. Sandberg’s annual base salary as of December 31, 2012 was $340,000, and she is eligible to receive annual bonus compensation under our Bonus Plan. In the event Ms. Sandberg is either involuntarily terminated without cause (other than as a result of death or disability) or is constructively terminated, in either case within one month prior to or six months following a change in control, she will be entitled to accelerated vesting of 100% of the unvested RSUs in her initial grant, subject to executing a release of claims. In addition, the employment agreement provides that in the event of a change in control where the RSUs are not assumed or substituted for an equivalent award, any unvested RSUs will vest immediately prior to the consummation of the change in control. The employment agreement also provides that if Ms. Sandberg is terminated without cause (other than as a result of death or disability), and other than in connection with a change in control, she will be entitled to accelerated vesting of the unvested RSUs in her initial grant in an amount equal to the number of RSUs that would have vested had her employment continued for the first half of the months remaining between the date of her termination and April 1, 2013, subject to executing a release of claims. In addition, if she is terminated as a result of death or disability, she will be entitled to continued vesting of her unvested RSUs for one year.

David A. Ebersman

We entered into an amended and restated offer letter with Mr. Ebersman, our CFO, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Ebersman’s annual base salary as of December 31, 2012 was $340,000, and he is eligible to receive annual bonus compensation under our Bonus Plan.

David B. Fischer

We entered into an amended and restated offer letter with Mr. Fischer, our Vice President, Business and Marketing Partnerships, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Fischer’s annual base salary as of December 31, 2012 was $240,000, and he is eligible to receive incentive compensation in accordance with his sales incentive compensation plan. Mr. Fischer is not eligible to receive annual bonus compensation under our Bonus Plan unless we meet a minimum level of company-wide performance.

Mike Schroepfer

We entered into an amended and restated offer letter with Mr. Schroepfer, our CTO and Vice President of Engineering, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Schroepfer’s annual base salary as of December 31, 2012 was $310,000, and he is eligible to receive annual bonus compensation under our Bonus Plan.

Potential Payments upon Termination or Change in Control

Under the terms and conditions of her amended and restated employment agreement, as described in detail above, Ms. Sandberg is eligible to receive certain benefits in connection with her termination of employment, depending on the circumstances, including following a change in control of us (such as a sale of all or substantially all of our assets or a merger involving the sale of a majority of the outstanding shares of our voting capital stock).

The actual amounts that would be paid or distributed to Ms. Sandberg as a result of a termination event occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include Ms. Sandberg’s base salary and the market price of our common stock. Although we have, in some instances, entered into written arrangements to provide benefits to Ms. Sandberg in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with Ms. Sandberg on severance terms that vary from those provided in her pre-existing arrangement. For more information about Ms. Sandberg’s outstanding equity awards as of December 31, 2012, see “—2012 Outstanding Equity Awards at Year-End Table” above.

For purposes of the table below as to Ms. Sandberg, an “involuntary termination” generally means the termination of her employment by us without cause or her voluntary resignation following a material adverse change in her compensation, responsibility, or the location of her services. “Cause” is generally defined to include acts of material dishonesty or gross negligence, failures to comply with our policies or agreements, or any conviction of a felony or crime of moral turpitude.

The following table summarizes the value of the vesting acceleration to which Ms. Sandberg would be entitled, assuming a qualifying termination as of December 31, 2012.

Benefit	No Change in Control(3)	Change in Control(4)
	Involuntary Termination	No Termination	Involuntary Termination
Vesting Acceleration(1)(2)(5)	$37,209,569	$74,419,271	$74,419,271

(1)	Calculated based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $26.62 per share on December 31, 2012.
(2)	As of December 31, 2012, the service-based vesting condition on 2,795,615 shares underlying Ms. Sandberg’s initial RSUs would be accelerated if she was terminated as a result of her death or disability, which is the number of unvested RSUs in her initial grant that would have vested if Ms. Sandberg had remained employed for an additional twelve months from the date of her death or disability. The value of this vesting acceleration was $74,419,271 as of December 31, 2012 when calculated as described in footnote (1) above.
(3)	As of December 31, 2012, the service-based vesting condition on 1,397,805 shares underlying Ms. Sandberg’s initial RSUs would be accelerated if she was terminated without cause, other than as a result of her death or disability, which is the number of unvested RSUs in her initial grant that would have vested if Ms. Sandberg had remained employed for the first half of the months remaining between the date of termination and April 1, 2013.
(4)	As of December 31, 2012, 2,795,615 shares underlying Ms. Sandberg’s initial RSUs would be accelerated if she was either involuntarily terminated, other than as a result of her death or disability, within one month prior to or within six months following a change in control, or her initial RSUs were not assumed or substituted for an equivalent award, such that 100% of the shares underlying Ms. Sandberg’s initial RSUs would be vested.
(5)	The shares underlying Ms. Sandberg’s initial RSUs were fully vested as of April 1, 2013, and as of such date, no accelerated vesting will occur in connection with an involuntary termination or a change in control.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors, executive officers and other key employees made or threatened to be made a party to an action or proceeding, by reason of the fact that he or she serves or served in such capacity at our request to the maximum extent not prohibited by the Delaware General Corporation Law or any other applicable law and allow us to indemnify other officers, employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers and other key employees, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors, executive officers and other key employees for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer or director. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances. Our executive officers are required to conduct all purchase or sale transactions under a Rule 10b5-1 plan. Our non-employee directors may also conduct purchase or sale transactions outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information during our open trading windows.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2012.

Plan Category	(a) Total Number of Securities Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-average Exercise Price Of Outstanding Options, Warrants and Rights($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	494,747,362	0.5718	171,795,089
Equity compensation plans not approved by security holders(3)	60,000,000	0.06	—

(1)	Prior to our initial public offering, we granted awards under our 2005 Stock Plan and 2005 Officers’ Stock Plan (Officers’ Plan). Following our initial public offering, we granted awards under our 2012 Equity Incentive Plan.
(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(3)	The Officers’ Plan permits the issuance of shares of our Class B common stock or options to purchase such shares to certain of our employees and officers. The remaining 60,000,000 shares are issuable upon the exercise of the remaining portion of an option that is held by our CEO. We will not grant any additional awards under the Officers’ Plan.

REPORT OF THE COMPENSATION COMMITTEE

This report of the compensation committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James W. Breyer (Chair)

Donald E. Graham

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2013, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (SEC). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 1,740,598,009 shares of Class A common stock and 670,450,341 shares of Class B common stock outstanding at March 31, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, restricted stock units (RSUs) or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California 94025.

	Shares Beneficially Owned				% of Total Voting Power (1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers and Directors:
Mark Zuckerberg(2)	164	*	485,601,850	66.5	53.7
Shares subject to voting proxy(3)	1,939,823	*	121,997,699	18.2	14.5
Total(2)(3)	1,939,987	*	607,599,549	83.2	67.2
Sheryl K. Sandberg(4)	17,788,268	1.0	78,332	*	*
David A. Ebersman(5)	2,270,497	*	3,524,999	*	*
David B. Fischer(6)	572,280	*	117,945	*	*
Mike Schroepfer(7)	1,199,845	*	2,918,847	*	*
Marc L. Andreessen(8)	6,841,505	*	178,308	*	*
Erskine B. Bowles(9)	6,666	*	1,250	*	*
James W. Breyer(10)	9,166,654	*	154,605	*	*
Susan D. Desmond-Hellmann	—	—	—	—	—
Donald E. Graham(11)	661,456	*	—	—	*
Reed Hastings(12)	101,908	*	1,250	*	*
Peter A. Thiel(13)	3,837,384	*	—	—	*
All executive officers and directors as a group (13 persons)(14)	45,217,571	2.6	617,084,813	83.4	68.0
Other 5% Stockholders:
Dustin Moskovitz(15)	60,733,970	3.5	63,892,913	9.5	8.3
Eduardo Saverin(16)	—	—	53,133,360	7.9	6.3

*	Less than 1%.

(1)	Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.
(2)	Consists of (i) 30,432,762 shares of Class B common stock held of record by Mr. Zuckerberg; (ii) 3,380,796 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2008 Annuity Trust dated March 13, 2008; (iii) 164 shares of Class A common stock and 391,788,289 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg Trust dated July 7, 2006; (iv) 3 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of the Openness Trust, dated April 2, 2012, and (v) 60,000,000 shares of Class B common stock issuable upon exercise of an option that is exercisable within 60 days of March 31, 2013.
(3)	Consists of shares of our Class A common stock and Class B common stock held by other stockholders over which, except under limited circumstances, Mr. Zuckerberg holds an irrevocable proxy, pursuant to voting agreements between Mr. Zuckerberg, us and such stockholders, including certain of our directors and holders of more than 5% of our capital stock with respect to certain matters, as indicated in the footnotes below. We do not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Securities Exchange Act of 1934, as amended, as Mr. Zuckerberg exercises voting control over these shares.
(4)	Consists of (i) 16,022,202 shares of Class A common stock held of record by Ms. Sandberg; (ii) 1,758,286 shares of Class A common stock held of record by Sheryl K. Sandberg, Trustee of the Sheryl K. Sandberg 2008 Annuity Trust dated April 15, 2008; (iii) 7,780 shares of Class A common stock held of record by Sheryl K. Sandberg, Trustee of the Sandberg-Goldberg Family Trust dated September 3, 2004; and (iv) 78,332 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013.
(5)	Consists of (i) 2,270,497 shares of Class A common stock held of record by Mr. Ebersman; (ii) 3,299,999 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013; and (iii) 225,000 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2013.
(6)	Consists of 572,280 shares of Class A common stock held of record by Mr. Fischer and 117,945 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2013.
(7)	Consists of (i) 1,199,845 shares of Class A common stock held of record by Mr. Schroepfer; (ii) 2,836,772 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013; and (iii) 82,075 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2013.
(8)	Consists of (i) 178,308 shares of Class B common stock held of record by Andreessen Horowitz Fund I, L.P., as nominee (AH Fund I); (ii) 3,571,431shares of shares of Class A common stock held of record by Andreessen Horowitz Fund II, L.P. as nominee (AH Fund II); (iii) 3,235,990 shares of Class A common stock held of record by The Andreessen 1996 Living Trust (Andreessen Living Trust); and (iv) 34,084 shares of Class A common stock held of record by The Andreessen 1996 Charitable Remainder Unitrust (Andreessen Charitable Trust). AH Equity Partners I, L.L.C. (AHEP I) is the general partner of AH Fund I. Mr. Andreessen is one of the Managing Members of AHEP I and, therefore, may be deemed to share voting and investment power over the securities held by AH Fund I. The 178,308 shares of Class B common stock held by AH Fund I are currently being held in escrow in connection with our acquisition of Instagram, Inc. AH Equity Partners II, L.L.C. (AHEP II) is the general partner of AH Fund II. Mr. Andreessen is one of the managing members of AHEP II and, therefore, may be deemed to share voting and investment power over the securities held by AH Fund II. Marc L. Andreessen and JP Morgan Trust Company, NA are the trustees of the Andreessen Living Trust and the Andreessen Charitable Trust. The address of all the entities and trusts is 2865 Sand Hill Road, Suite 101, Menlo Park, California 94025.
(9)	Consists of 6,666 shares of Class A common stock held of record by Mr. Bowles and 1,250 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2013.
(10)

Consists of 8,552,357 shares of Class A common stock and 139,144 shares of Class B common stock held of record by James W. Breyer, Trustee of the James W. Breyer 2005 Trust dated March 25, 2005 (Breyer 2005 Trust) and 614,297 shares of Class A common stock and 15,461 shares of Class B common stock held of record by James W. Breyer, Trustee of the James W. Breyer 2011 Annuity Trust, dated March 10, 2011 (Breyer 2011 Trust). Mr. Breyer is the trustee of the Breyer 2005 Trust and the Breyer 2011 Trust. Of the shares held by the Breyer 2005 Trust and Breyer 2011 Trust, all of the shares of Class B common stock are subject to a voting agreement in favor of Mr. Zuckerberg referred to in footnote (3) above.
(11)	Consists of 661,456 shares of Class A common stock held of record by Mr. Graham.
(12)	Consists of (i) 54,062 shares of Class A common stock held of record by Mr. Hastings; (ii) 47,846 shares of Class A common stock held of record by the Hastings-Quillin Family Trust dated 05/13/1996 (Hastings Trust); and (iii) 1,250 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2013. Mr. Hastings is one of the trustees of the Hastings Trust.
(13)	Consists of (i) 3,745 shares of Class A common stock held of record by Mr. Thiel; (ii) 2,144,066 shares of Class A common stock held of record by Rivendell One LLC (Rivendell); (iii) 111,884 shares of Class A common stock held of record by The Founders Fund, LP (FF); (iv) 370,480 shares of Class A common stock held of record by The Founders Fund II, LP (FF II); (v) 18,320 shares of Class A common stock held of record by The Founders Fund II Principals Fund, LP (FFPF); (vi) 11,200 shares of Class A common stock held of record by The Founders Fund II Entrepreneurs Fund, LP (FFEF); (vii) 878,272 shares of Class A common stock held of record by Lembas, LLC (Lembas); (viii) 222,587 shares of Class A common stock held of record by PT Ventures, LLC (PTV); and (ix) 76,830 shares of Class A common stock held of record by The Founders Fund Management LLC (FFM). Mr. Thiel is the beneficial owner of Rivendell and has voting and investment power over the securities held by Rivendell. Mr. Thiel is a manager or managing member of the general partner of each of FF, FF II, FFPF and FFEF, and, therefore, may be deemed to have voting and investment power over the securities held by these entities. Mr. Thiel is a manager of FFM and, therefore, may be deemed to have voting and investment power over the securities held by FFM. Mr. Thiel is the manager of Lembas and PTV and has voting and investment power over the securities held by these entities.
(14)	Consists of (i) 45,217,571 shares of Class A common stock; (ii) 547,932,462 shares of Class B common stock; (iii) 68,670,966 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013; and (iv) 481,385 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2013.
(15)	Based on information reported by Mr. Moskovitz on Schedule 13G/A filed with the SEC on March 7, 2013, consists of (i) 174,165 shares of Class A common stock held of record by Dustin A. Moskovitz, Trustee of The Justin M. Rosenstein 2009 Trust, a trust established pursuant to the Justin M. Rosenstein 2009 Trust Agreement (Rosenstein 2009 Trust); (ii) 55,513,887 shares of Class A common stock and 49,562,058 shares of Class B common stock held of record by Dustin A. Moskovitz, Trustee of The Dustin A. Moskovitz Trust dated December 27, 2005 (Moskovitz 2005 Trust); (iii) 14,330,855 shares of Class B common stock held of record by Dustin Moskovitz, Trustee of The Dustin Moskovitz 2008 Annuity Trust dated March 10, 2008 (Moskovitz 2008 Trust); (iv) 4,850,835 shares of Class A common stock held of record by Justin M. Rosenstein, Trustee of The Dustin A. Moskovitz 2009 Trust, a trust established pursuant to the Dustin A. Moskovitz 2009 Trust Agreement dated January 1, 2009 (Moskovitz 2009 Trust); and (v) 195,083 shares of Class A common stock held of record by the CTF Trust dated December 27, 2012 (CTF Trust). Mr. Moskovitz is trustee, co-trustee or beneficiary of the Rosenstein 2009 Trust, the Moskovitz 2005 Trust, the Moskovitz 2008 Trust, the Moskovitz 2009 Trust and the CTF Trust. Mr. Moskovitz lists his address as 224 Jackson Street, Suite 300, San Francisco CA 94111. Of the shares held by the Moskovitz 2005 Trust and the Moskovitz 2008 Trust, all of the shares of Class B common stock are subject to a voting agreement in favor of Mr. Zuckerberg referred to in footnote (3) above.
(16)	Consists of 53,133,360 shares of Class B common stock held of record by Eduardo Saverin. The address of Mr. Saverin is c/o 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Executive Officers, Directors and Corporate Governance” and “Executive Compensation,” above, we describe transactions since January 1, 2012, to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Employment Arrangement with an Immediate Family Member of a Director

Molly Graham, the daughter of Donald E. Graham, a member of our board of directors, was employed by us until December 2012. During 2012, Ms. Graham had total cash compensation, including base salary, bonus and other compensation, of $224,119.

The compensation level of Ms. Graham was based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions that were not related to our executive officers and directors. Ms. Graham was also eligible for equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.

Commercial Agreements

During 2012 and the first quarter of 2013, The Washington Post Company and its related companies purchased $3.1 million and $0.9 million, respectively, of advertisements on our website. Mr. Graham, a member of our board of directors, is the Chief Executive Officer of The Washington Post Company. The purchases by The Washington Post Company and its related entities were made in the ordinary course of business pursuant to our standard online terms and conditions and were all made through our self-service ad system.

During 2012 and the first quarter of 2013, Netflix purchased $7.9 million and $2.9 million, respectively, of advertisements on our website. Mr. Hastings, a member of our board of directors, is the Chief Executive Officer of Netflix. The purchases by Netflix were made in the ordinary course of business pursuant to our standard terms and conditions.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our board of directors, such as our governance committee. Any request for us to enter into a transaction with a related party must first be presented to our legal department for review. Our legal department then refers any transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest to our audit committee for review, consideration and approval. If advance approval of a transaction between a related party and our company was not feasible or was not obtained, the transaction must be submitted to the legal department for review as soon as reasonably practicable for determination of whether the transaction constituted a related-party transaction. The legal department then refers such transaction to the audit committee, at which time the audit committee considers whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our board of directors or the audit committee.

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the audit committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The audit committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP (EY), our independent registered public accounting firm for 2012, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2012 with management and with EY. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2012 (Annual Report).

The audit committee has also discussed with EY the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The audit committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the audit committee concerning independence, and has discussed with EY its independence from us.

Based on the review and discussions described above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Marc L. Andreessen

Erskine B. Bowles (Chair)

Peter A. Thiel

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (SEC) require our directors, executive officers and persons who own more than 10% of our Class A common stock to file reports of their ownership and changes in ownership of our Class A common stock with the SEC. Based solely on our review of the reports filed during 2012 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our Class A common stock failed to file a report on a timely basis during 2012.

STOCKHOLDER COMMUNICATIONS

Stockholders may contact our board of directors about bona fide issues or questions about Facebook by sending a letter to the following address: c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California, 94025, Attention: Board of Directors. Each communications should specify the applicable addressee or addressees to be contacted, the general topic of the communication and the class and number of shares of our stock that are owned of record (if a record holder) or beneficially. If a stockholder wishes to contact the independent members of the board of directors, the stockholder should address such communication to the attention of the Lead Independent Director at the address above. Our legal department will initially receive and process communications before forwarding them to the addressee, and generally will not forward a communication that is unrelated to the duties and responsibilities of the board of directors, including communications the legal department determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the company, its products or services. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CODE OF CONDUCT

We have adopted a Code of Conduct that applies to members of our board of directors, our executive officers, employees, contractors, consultants and others working on our behalf. The Code of Conduct is available on our website at http://investor.fb.com/governance.cfm. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information on our website at the address specified above.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year:

•	Marc L. Andreessen

•	Erskine B. Bowles

•	Susan D. Desmond-Hellmann

•	Donald E. Graham

•	Reed Hastings

•	Sheryl K. Sandberg

•	Peter A. Thiel

•	Mark Zuckerberg

Directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock present in person or represented by proxy at the 2013 Annual Meeting of Stockholders and entitled to vote on the election of directors, which means that the eight nominees receiving the highest number of affirmative votes will be elected. If elected, each of these individuals will serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Unless otherwise provided by law, any vacancy on the board of directors, including a vacancy created by an increase in the authorized number of directors, may be filled by the stockholders, by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

The relevant experiences, qualifications, attributes or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described in the section entitled “Executive Officers, Directors and Corporate Governance.”

The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation and the rules of the Securities and Exchange Commission, we are providing stockholders with a non-binding advisory vote on compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation program for our named executive officers, as disclosed in this proxy statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the 2013 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal.

Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The board of directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation committee’s executive compensation philosophy, policies and determinations for our named executive officers, as described in the “Executive Compensation” section of this proxy statement.

PROPOSAL THREE:

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing stockholders with a non-binding advisory vote on compensation program for our named executive officers, and in accordance with recent legislation and the rules of the Securities and Exchange Commission (SEC), we are also providing our stockholders with the opportunity to cast a non-binding advisory vote on how frequently we should seek an advisory vote on the compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on frequency” vote. Under this proposal, our stockholders may cast a non-binding advisory vote on whether they would prefer to have a vote on the compensation program of our named executive officers every year, every two years or every three years.

Our board of directors believes that the non-binding advisory vote on the compensation program of our named executive officers should be conducted every three years, for the following reasons:

•

A substantial portion of executive compensation is in the form of long-term equity awards with performance periods of greater than three years. Triennial votes will allow our stockholders to evaluate the effectiveness of such long-term compensation strategies and related business outcomes of our company for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results.

•	We believe a triennial vote complements our goal of creating a compensation program that enhances long-term stockholder value.

Stockholders are not voting to approve or disapprove the recommendation of our board of directors. Instead, stockholders may cast a vote on their preferred voting frequency by choosing any of the following four options with respect to this proposal: “one year,” “two years,” “three years” or “Abstain.” For the reasons discussed above, we are asking our stockholders to vote for a frequency of “three years.” The option that receives the most votes cast at the 2013 Annual Meeting of Stockholders will be considered by the board of directors in determining the preferred frequency with which we will hold a stockholder vote to approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure.

As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future votes on compensation program for our named executive officers.

The board of directors recommends a vote FOR the option of a vote every three years on the compensation program for our named executive officers.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2013, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has been engaged as our independent registered public accounting firm since 2007. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2013 Annual Meeting of Stockholders (Annual Meeting) and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the years ended December 31, 2012 and 2011:

	2012	2011
Audit fees(1)	$5,628,900	$1,353,087
Audit-related fees	—	—
Tax fees(2)	3,234,337	2,575,930
All other fees(3)	3,122,652	1,199,795

Total fees	$11,985,889	$5,128,812

(1)	Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) accounting consultations.
(2)	Tax fees in 2012 include $1.4 million for tax compliance projects and $1.8 million for tax advisory projects. Tax fees for 2011 include $0.9 million for tax compliance projects and $1.7 million for tax advisory projects.
(3)	All other fees consist of fees billed or to be billed relating to products and services other than those reported above, which consisted of preparation of domestic and foreign tax returns for certain Facebook employees and related personal tax services regarding foreign assignments for certain expatriate employees. The company has engaged another professional services firm to provide these services for the year ended December 31, 2013.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Ernst & Young LLP for 2011 and 2012 described above were pre-approved by the audit committee.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

OTHER BUSINESS

The board of directors does not presently intend to bring any other business before the 2013 Annual Meeting of Stockholders (Annual Meeting), and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

FACEBOOK, INC. 1601 WILLOW ROAD MENLO PARK, CA 94025

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M58416-P36808	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FACEBOOK, INC.					For	Withhold	For All	To withhold authority to vote for any
The Board of Directors recommends you vote FOR the following:					All	All	Except	individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors				☐	☐	☐
Nominees:
	01)	Marc L. Andreessen	05)	Reed Hastings
	02)	Erskine B. Bowles	06)	Sheryl K. Sandberg
	03)	Susan D. Desmond-Hellmann	07)	Peter A. Thiel
	04)	Donald E. Graham	08)	Mark Zuckerberg
The Board of Directors recommends you vote FOR the following proposal:										For	Against	Abstain
2.	To approve, on a non-binding advisory basis, the compensation of Facebook, Inc.’s named executive officers.									☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:									1 Year	2 Years	3 Years	Abstain
3.	To vote, on a non-binding advisory basis, whether a non-binding advisory vote on the compensation program for Facebook, Inc.’s named executive officers should be held every one, two or three years.								☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:										For	Against	Abstain
4.	To ratify the appointment of Ernst & Young LLP as Facebook, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2013.									☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M58417-P36808

FACEBOOK, INC.

Annual Meeting of Stockholders

June 11, 2013 11:00 AM Pacific Daylight Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints David A. Ebersman and Theodore W. Ullyot, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, each to vote with respect to shares of the Company’s capital stock for which proxies will be solicited for use in connection with the Annual Meeting, to be held on June 11, 2013 at The Westin located at 1 Old Bayshore Highway, Millbrae, California 94030 beginning at 11:00 a.m., Pacific Daylight Time and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side